FIRST AMENDMENT TO LEASE AND LESSOR CONSENT TO SUBLEASE AGREEMENT

For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HEALTH SYSTEMS REAL ESTATE, INC., as Lessor ("Lesso?') under that certain Lease dated September 30, 2006, by and between Lessor and Pacer Health Managemei Corporation of Georgia, as Lessee ("Lessee") (the "Lease"), does hereby agree with Lessee on this 1

day of March, 2008 to the following amendments to the Lease:

I

Notwithstanding anything in the Lease to the contrary, including, in particular, Section

6.3 thereof, under no circumstances shall Lessee or Sublessee (as hereinafter defined) be obligated to keep the Premises or any part thereof in continuous operation during the remainder of the Term (as said capitalized term is defined in the Lease).

2.

Article 8 of the Lease, including Sections 8.1 through 8.4 thereof, is hereby deleted in its entirety.

Lessor hereby consents to the subleasing by Lessee of a portion of the Premises (as defined in the Lease) to Saint Joseph's at East Georgia, Inc. ("Sublessee") upon the terms and conditions set forth in the foregoing Sublease Agreement; provided, that this consent does not: (i) release Lessee from any of its obligations under the Lease, (ii) obligate Lessor to consent to any further subletting of the Premises or any part thereof, or (iii) obligate Lessor under any of the terms and conditions of the Sublease. Lessor agrees to provide to Sublessee any notice provided by Lessor with respect to a default by Lessee under the Lease, such notice to be sent simultaneously with the notice provided to Lessee to the address for Sublessee set forth in the Sublease.

Lessor and Lessee certify to each other and to Sublessee as follows:

A.

The Lease is in full force and effect, and has not been modified in any respect.

B.

To Lessor's and Lessee's knowledge, respectively, there exists no default by Lessor or

Lessee under the Lease.

LESSOR:

HEALTH SYSTEMS REAL ESTATE, INC.

By:

Nam .

/rh

s

Title:

[signatures continued on following page]

LESSEE:

PACER HEALTH MANAGEMENT

CORPORATION OF GEORGIA

BY:

Name:

Title:

Pacr Health Corporation, a Florida corporation ("Guarantor"), hereby consents to and approves on this day of March, 2008 the foregoing First Amendment to Lease and Lessor Consent to Sublease Agreement (the "Amendment and Consent") and agrees that the Amendment and Consent shall in no way limit or otherwise affect Guarantor's obligations under the Guaranty dated September 30, 2006, in favor of Lessor.

GUARANTOR:

PACER HEALTH CORPORATION, a Florida

corporation

By:

Name:

To f

_

Title:

C,F a